UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 15, 2016

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-29363

(Commission File Number)

88-0343702

(I.R.S. Employer Identification No)

1771 E. Flamingo Rd #201-A

Las Vegas, NV 89119

(Address of principal executive offices)

(702) 734-3457

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Prepared By:

Sunny J. Barkats, Esq.

JSBarkats, PLLC

18 East 41st Street, 14th Floor

New York, NY 10017

P: (646) 502-7001

F: (646) 607-5544

www.JSBarkats.com

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Agreement.

Players Network (the “Company” or “Registrant”) entered into a definitive funding agreement with RxMM Health Limited (“RxMM”), attached hereto as Exhibit 10.1, on August 15th 2016 in which a convertible note will be issued for a total gross investment of $2,500,000 to be invested into Players Network. In consideration of such investment, RxMM will receive 50,000,000 callable warrants as a fee per the milestone schedule below, and will be entitled to 20% of all adjusted gross revenue and 20% of the gross income generated by the Company through any of its medical marijuana holdings or its media platform, of which shall reduce the principal until this debenture is either paid back or converted into equity. The warrants are callable if the stock averages 200% of the warrant strike price for any thirty (30) day trading period. The convertible debenture, bearing interest at 5% per annum, will mature 24 months after the full investment is realized, and is convertible into common stock at a 25% discount to the preceding 30 day average closing stock price.

Debenture Funding Milestone	Warrants and Exercise Price Details
$400,000	10 million shares exercisable at $0.05 per share over 2 years
$400,001 - $800,000	15 million shares exercisable at $0.06 per share over 2 years
$800,001 - $1,600,000	15 million shares exercisable at $0.07 per share over 2 years
$1,600,001 - $2,500,000	10 million shares exercisable at $0.08 per share over 2 years

The Convertible Debenture and Stock Purchase Warrant Agreements are attached hereto as Exhibits 10.2 and 10.3, respectively.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	August 15, 2016 – Definitive Funding Agreement by and between RxMM Health Limited and Players Network

10.2	August 15, 2016 – 5% Convertible Debenture by and between RxMM Health Limited and Players Network

10.3	August 15, 2016 – Stock Purchase Warrant Agreement by and between RxMM Health Limited and Players Network

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

August 23, 2016

By:	/s/ Mark Bradley
Mark Bradley, Chief Executive Officer